                                                                  Exhibit 1.3(b)

================================================================================
                        BROKER-DEALER AND GENERAL AGENT
                               SELLING AGREEMENT
================================================================================

AGREEMENT, dated as of ___________ ___, 2002, by and among Liberty Life Assurance Company of Boston ("Liberty Life"), Liberty Life Distributors LLC ("Distributor"), ___________________________________ ("Broker-Dealer") and
____________________________________ ("General Agent").

WHEREAS, Liberty Life, through certain of its separate accounts, issues certain insurance products and group and individual insurance contracts/policies and certificates participating therein, some of which may be deemed securities under the Securities Act of 1933 ("1933 Act"); and

WHEREAS, Distributor and Broker-Dealer are both broker-dealers registered with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended ("1934 Act"), and members of the National Association of Securities Dealers, Inc.
(NASD);

WHEREAS, Liberty Life, on behalf of certain of its separate accounts, has appointed Distributor as the principal underwriter and distributor of the variable life insurance and annuity contracts (the "Contracts") specified in Exhibit C;

WHEREAS Broker-Dealer is a broker/dealer engaged in the sale of securities and other investment products; and

WHEREAS General Agent is an insurance agency licensed to sell variable life insurance, and variable annuity contracts; and

WHEREAS, if General Agent and Broker-Dealer are the same person, the duties, responsibilities, and privileges of General Agent under this Agreement shall be undertaken by Broker-Dealer; and

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and promises herein contained, the parties hereto agree as follows:

1. PURPOSE

Broker-Dealer and General Agent desire to enter into an agreement with Liberty Life and Distributor so as to have General Agent's sub-agents who are also registered representatives of Broker-Dealer (the "Agents") appointed as agents of Liberty Life for the purpose of selling the Contracts.

2. APPOINTMENT AND AUTHORIZATION

Distributor hereby authorizes Broker-Dealer to solicit sales of the Contracts. Liberty Life hereby appoints and authorizes General Agent to solicit sales of the Contracts. Broker-Dealer and General Agent accept such appointment and authorization, and each agrees to use its best efforts to find purchasers of the Contracts acceptable to Liberty Life. This appointment and authorization is non-exclusive. Neither Broker-Dealer nor General Agent shall possess or exercise any authority on behalf of the Distributor or Liberty Life other than the authority expressly conferred by this Agreement.

3. LICENSING AND APPOINTMENT OF AGENTS

   a. Broker-Dealer and General Agent are specifically authorized to designate Agents proposed to be appointed as agents of Liberty Life to solicit applications for the Contracts, to deliver the Contracts, and to collect the first premium thereon in conformance with applicable state laws and Liberty Life' rules and procedures. Broker-Dealer and General Agent shall not propose an Agent for appointment unless such Agent is an "associated person" of Broker-Dealer (as defined in Section 3(a)(8) of the 1934 Act), duly registered as a representative of Broker-Dealer and duly licensed as an insurance agent in the state(s) in which it is

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      proposed that such Agent engage in solicitation of sales of the Contracts.
      Broker-Dealer and General Agent together shall be responsible for such Agents' continuing compliance with applicable securities registration requirements and state insurance agent licensing laws.

   b. Broker-Dealer and General Agent shall assist Liberty Life and Distributor in the appointment of Agents under applicable insurance laws to sell the Contracts. Broker-Dealer and General Agent shall comply with Liberty Life's requirements, as Liberty Life in its sole discretion may establish and change from time to time, in submitting licensing or appointment documentation for Agents. All such documentation shall be submitted by Broker-Dealer or General Agent to Liberty Life or its designated agent licensing administrator. A copy of Liberty Life's current General Letter of Recommendation, to be used in connection with the appointment of Agents, is attached hereto as Exhibit A.

   c. Liberty Life agrees to pay the initial appointment fee required under relevant state insurance laws to appoint Agents as agents of Liberty Life for the sale of Contracts. General Agent will be responsible for paying all other state insurance licensing fees with respect to the Agents, including transfer fees and termination fees. Broker-Dealer shall be responsible for all fees, including registration and examination fees, necessary to maintain the Agents' continuing compliance with applicable securities registration requirements.

   d. Liberty Life reserves the right to refuse to appoint any such designated Agent or, once appointed, to terminate or refuse to renew such Agent's appointment.

4. SUPERVISION OF REPRESENTATIVES AND AGENTS

   a. Broker-Dealer shall be responsible for training and supervision of all Agents and other persons associated with Broker-Dealer who are involved directly or indirectly in the offer or sale of the Contracts and all such persons shall be subject to the control of Broker-Dealer with respect to such person's activities in connection with the sale of Contracts. General Agent shall be responsible for training and supervision of all Agents who are involved directly or indirectly in the offer or sale of the Contracts and for such Agents' compliance with applicable state insurance laws. Distributor and Liberty Life shall not have responsibility for the training and supervision of any Agent. Broker-Dealer and General Agent each agree to comply with Liberty Life's statement in support of the concepts in the Principles and Code of Ethical Market Conduct of the Insurance Marketplace Standards Association (the "IMSA Principles and Code"), as such statement may be amended from time to time, and to engage in active and fair competition as contemplated by the IMSA Principles and Code. A copy of Liberty Life's current statement in support of the IMSA Principles and Code is attached as Exhibit B.

b. Broker-Dealer is specifically charged with the responsibility of supervising and reviewing its Agents' use of sales literature and advertising and all other communications with the public in connection with the Contracts. No sales solicitation, including the delivery of supplemental sales literature or other such materials, shall occur, be delivered to or used with a prospective purchaser unless accompanied or preceded by the appropriate then current prospectus, the then current prospectus for the underlying funds funding the Contract, and where required by state insurance law, the then current statement of additional information.

c. Broker-Dealer is specifically charged with the responsibility of supervising its Agents' compliance with all applicable suitability requirements under federal or state law or the regulations of the NASD. Broker-Dealer is specifically charged with providing or arranging for adequate training to ensure that Agents have thorough knowledge of each Contract and the ability to make appropriate product presentations and suitability determinations in compliance with applicable law. Broker-Dealer, General Agent and the Agents shall not recommend the purchase of a Contract to a prospective purchaser unless they have reasonable grounds to believe that such purchase is suitable for the prospective purchaser and is in accordance with applicable regulations of any regulatory authority, including the SEC and the NASD. While not limited to the following, a determination of suitability shall be based on information concerning

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      the prospective purchaser's insurance and investment objectives, risk tolerance, need for liquidity, and financial and insurance situation and needs.

   d. Broker-Dealer shall execute any electronic or telephone orders only in accordance with the current prospectus applicable to the Contracts and agrees, that in consideration for the telephone transfer privileges, Liberty Life will not be liable for any loss incurred as a result of acting upon electronic or telephone instructions containing unauthorized, incorrect or incomplete information received from Broker-Dealer or its representatives.

   e. Upon request by Liberty Life, Broker-Dealer and General Agent shall furnish appropriate records or other documentation to evidence Broker-Dealer's and General Agent's diligent supervision.

   f. If an Agent performs any unauthorized transaction with respect to a Contract, Broker-Dealer and General Agent shall bear sole responsibility, shall notify Liberty Life, and shall act to terminate the sales activities of such Agent relating to the Contracts.

   g. If an Agent fails to meet Broker-Dealer's or General Agent's rules and standards, Broker-Dealer or General Agent, as the case may be, shall notify Liberty Life, and shall act to terminate the sales activities of such Agent relating to the Contracts.

5. SALES PROMOTION MATERIAL AND ADVERTISING

   a. During the term of this Agreement, Distributor will be responsible for providing and approving promotional, sales and advertising material to be used by Broker-Dealer and General Agent in connection with the offer and sale of Contracts. Distributor will file such materials or will cause such materials to be filed with the SEC and the NASD, and with any state securities regulatory authorities, as required. Liberty Life and Distributor reserve the right to require the recall of any material approved by it at any time for any reason, and Broker-Dealer and General Agent shall promptly comply with any such request and shall not use such material thereafter.

   b. Broker-Dealer, General Agent and Agents authorized to sell the Contracts shall use only the effective current prospectuses, statements of additional information ("SAIs") and other materials authorized by Liberty Life for use in soliciting the sale of the Contracts. Distributor will provide the Broker-Dealer and the General Agent, without charge, with as many copies of the prospectuses for the Contract and the underlying investment funds as may be reasonably requested. Upon receipt of updated documentation, the Broker-Dealer and the General Agent will promptly discard or destroy all copies of such material previously provided to them, except as needed to maintain proper records. Liberty Life and Distributor reserve the right to require the recall of any such material at any time for any reason, and Broker-Dealer and General Agent shall promptly comply with any such request and shall not use such material thereafter.

   c. Broker-Dealer and General Agent are not authorized, and may not authorize anyone else, to give any information or to make any representation concerning Liberty Life, the Contracts, the Variable Account or the funding media for the Contracts other than those contained in the current materials authorized for use by Liberty Life. Broker-Dealer, General Agent, and their Agents may not modify or represent that they are authorized to modify any such prospectus, SAI or other materials authorized by Liberty Life for use in soliciting the sale of the Contracts.

6. OBLIGATIONS OF BROKER-DEALER AND GENERAL AGENT

   a. All solicitations for the Contracts will be made only by Agents who are registered representatives of Broker-Dealer and duly licensed insurance agents and appointed by Liberty Life. Continued solicitation for the Contracts shall be contingent upon the continuing qualification of such Agents by possession of the required licenses, appointments, and registrations. Broker-Dealer and General Agent shall notify Distributor immediately in writing if any Agent appointed by Liberty Life ceases to be a registered representative of Broker-Dealer or ceases to be properly licensed in any state. Solicitation may occur only in those states in which Liberty Life is admitted to do business and in which the Contracts have been approved for sale by the appropriate regulatory authority.

   b. All applications for Contracts will be made on application forms supplied by Liberty Life. Broker-Dealer and General Agent shall review all applications for completeness and correctness, as well as compliance with applicable suitability standards, including those specified above. Broker-Dealer will promptly, but in no case later than the end of the next business day following receipt by Broker-Dealer or an Agent, forward completed applications to Liberty Life in accordance with Liberty Life's administrative procedures. An appropriate principal of Broker-Dealer shall approve each such application as to suitability before forwarding such application to Liberty Life. Such applications shall be accompanied by any premium payment received with such applications, without deduction for any compensation, unless there has been mutual arrangement for net wire transmissions between Distributor, Liberty Life, and Broker-Dealer. Applications shall be sent to Liberty Life at the address shown on the application or such other address as Liberty Life may specify from time to time. Checks or money orders for the payment of premiums shall be drawn to the order of "Liberty Life Assurance Company of Boston". Neither Broker-Dealer nor General Agent has authority to deposit or endorse checks payable to Liberty Life without the prior written approval of Liberty Life. Liberty Life has the right to reject any application for a Contract and return any premium payment made in connection with the sale of the Contracts.

   d. Contracts issued on accepted applications shall be delivered to the Contract Owner according to procedures established by Liberty Life. If Liberty Life forwards a Contract to Broker-Dealer for delivery, Broker-Dealer shall cause each such Contract to be delivered to the Contract Owner within four days of receipt. Broker-Dealer shall be liable to Liberty Life for any loss incurred by Liberty Life (including consequential damages and regulatory penalties) as a result of any delay by Broker-Dealer or a Representative in delivering a Contract.

   e. Broker-Dealer shall promptly pay any and all commissions and other compensation due to its registered representatives in connection with the sale of the Contracts.

   f. Broker-Dealer and General Agent agree to comply with the established rules and regulations of Liberty Life now in effect or which may be established hereafter. Broker-Dealer and General Agent shall be responsible to Distributor and Liberty Life for their and the Agents' acts and omissions.

   g. Broker-Dealer and General Agent each agree to carry out their respective sales and administrative activities and obligations under this Agreement in continuous compliance with federal and state laws and regulations, including those governing securities and insurance-related activities or transactions, as applicable. Broker-Dealer and General Agent shall notify Distributor and Liberty Life immediately in writing if Broker-Dealer and/or General Agent fail to comply with any of the laws and regulations applicable to either of them.

7. INDEPENDENT CONTRACTOR

Broker-Dealer, General Agent, and the Agents are performing the acts covered by this Agreement in the capacity of independent contractors and not as an employee of Liberty Life or Distributor. Broker-Dealer and General Agent shall be free and independent to exercise their own judgment as to the persons from whom insurance will be solicited as well as the time, place and manner of such solicitation.

8. REPRESENTATIONS

   a. Liberty Life, Distributor, Broker-Dealer and General Agent each represents to one another that it and the officers signing below have full power and authority to enter into this Agreement, and that this Agreement has been duly and validly executed by it and constitutes a legal, valid and binding agreement.

   b. Distributor represents to Broker-Dealer that Distributor is registered as a broker-dealer with the SEC under the 1934 Act and under the state securities laws of each jurisdiction in which such registration is required for underwriting the Contracts, and that it is a member of the NASD.

   c. Broker-Dealer represents to Distributor that Broker-Dealer is, and at all times when performing its functions and fulfilling its obligations under this Agreement will be, registered with the SEC as a broker-dealer under the 1934 Act and under the state securities laws of each jurisdiction in which such registration is required for the sale of the Contracts, and a member of the NASD. Broker-Dealer will notify Distributor in writing if any such registration is terminated or suspended.

   d. General Agent represents to Distributor and Liberty Life that General Agent is, and at all times when performing its functions and fulfilling its obligations under this Agreement, will be, a properly licensed insurance agency in each jurisdiction in which such licensing is required for the sale of the Contracts.

e. Liberty Life represents to Broker-Dealer that the Contracts, including any variable account(s) supporting such Contracts, shall comply in all material respects with the registration and other applicable requirements of the 1933 Act and the Investment Company Act of 1940, and the rules and regulations thereunder, including the terms of any order of the SEC with respect thereto.

   f. Liberty Life represents to Broker-Dealer that the prospectuses included in Liberty Life's Registration Statement for the Contracts, and in post-effective amendments thereto, and any supplements thereto, as filed or to be filed with the SEC, as of their respective effective dates, contain or will contain in all material respects all statements and information which are required to be contained therein by the 1933 Act and conform or will conform in all material respects to the requirements thereof.

9. COMPENSATION

   a. Broker-Dealer shall be paid compensation for the sale of Contracts as set forth in the Contracts and Compensation Schedule attached as Exhibit C hereto. Distributor may change such compensation prospectively as of a specified date, provided such date is at least ten days after the date the change is mailed to Broker-Dealer's last known address. Any such change will apply only to Contracts issued pursuant to applications taken on or after the effective date of the change. Distributor shall not be obligated to pay such compensation with respect to a Contract until Distributor has received its compensation with respect to such Contract from Liberty Life.

   b. Compensation to the Agents for Contracts that they solicit and that are issued by Liberty Life shall be governed by agreements between Broker-Dealer and the Agents and payment thereof will be the Broker-Dealer's exclusive responsibility. General Agent shall have no interest in any compensation paid by Liberty Life to Distributor, now or hereafter, in connection with the sale of any Contracts under this Agreement.

   c. Neither Broker-Dealer nor General Agent shall, directly or indirectly, expend or contract for the expenditure of any funds of the Distributor or Liberty Life. Broker-Dealer and General Agent shall each pay all expenses incurred by each of them in the performance of this Agreement, unless otherwise specifically provided for in this Agreement or Distributor shall have agreed in advance in writing to share the cost of certain expenses.

10.   NOTIFICATION OF CUSTOMER COMPLAINTS OR DISCIPLINARY PROCEEDINGS

   a. Broker-Dealer and General Agent will promptly notify Distributor and Liberty Life of any customer complaint or notice of any regulatory investigation or proceeding received by Broker-Dealer, General Agent, or their respective affiliates relating to the Distributor, Liberty Life, any associated person of Distributor or Liberty Life, or the Contracts, or any or threatened or filed arbitration action or civil litigation arising out of solicitation of the Contracts.

   b. Broker-Dealer and General Agent shall cooperate with Distributor and Liberty Life in investigating and responding to any such complaint, regulatory investigation or proceeding, arbitration, or civil litigation, and in any settlement or trial of any actions arising out of the conduct of business under this Agreement.

   c. Any response by Broker-Dealer or General Agent to an individual customer complaint will be sent to Liberty Life and Distributor for approval not less than five (5) business days prior to it being sent to the customer, except that if a more prompt response is required, the proposed response may be communicated by telephone, facsimile or in person.

11.   INDEMNIFICATION

   a. Broker-Dealer and General Agent, jointly and severally, shall indemnify and hold harmless Liberty Life, Distributor, and their respective affiliates, officers, directors, employees and agents against any and all loss, claim, damage, liability or expense (including reasonable attorneys' fees), joint or several, insofar as such loss, claim, damage, liability or expense arises out of or is based upon any breach of this Agreement, any applicable law or regulation, or any applicable rule of any self-regulatory organization, by Broker-Dealer, General Agent, and/or any of the Agents. This indemnification will be in addition to any liability which the Broker-Dealer and General Agent may otherwise have.

   b. Liberty Life and Distributor, jointly and severally, shall indemnify and hold harmless Broker-Dealer, General Agent, and their respective affiliates, officers, directors, employees and agents against any and all loss, claim, damage, liability or expense (including reasonable attorneys' fees), joint or several, insofar as such loss, claim, damage, liability or expense arises out of or is based upon any breach of this Agreement, by Liberty Life or the Distributor. This indemnification will be in addition to any liability which Liberty Life and the Distributor may otherwise have.

12.   ASSOCIATED INSURANCE AGENCY

Broker-Dealer and General Agent represent that they are in compliance with the terms and conditions of no-action letters issued by the staff of the SEC with respect to non-registration as a broker-dealer of an insurance agency associated with a registered broker-dealer. Broker-Dealer and General Agent shall notify Distributor immediately in writing if Broker-Dealer and/or such Agency fail to comply with any such terms and conditions and shall take such measures as may be necessary to comply with any such terms and conditions. If General Agent is the same person as Broker-Dealer, this Paragraph 12 does not apply, and Broker-Dealer shall undertake all the duties, responsibilities and privileges under this Agreement.

13.   FIDELITY BOND COVERAGE

Broker-Dealer represents that it and its directors, officers, employees, and registered representatives are and shall be covered by a blanket fidelity bond, issued by a reputable bonding company. This bond shall be maintained by Broker-Dealer at Broker-Dealer's expense. Such bond shall be, at least, of the form, type and amount required under the NASD Conduct Rules. Distributor may require evidence, satisfactory to it, that such coverage is in force, and Broker-Dealer shall give prompt written notice to Distributor of any cancellation or change of coverage. Broker-Dealer assigns any proceeds received from the fidelity bonding company to Liberty Life to the extent of its loss due to activities covered by the bond, and to Distributor to the extent of its loss due to activities covered by the bond. Failure to secure and maintain same shall be grounds for immediate termination of this Agreement for cause.

14.   CONFIDENTIALITY

Each party to this Agreement shall maintain the confidentiality of any client list or any other proprietary information that they may acquire in the performance of this Agreement and shall not use such information for any purpose unrelated to this Agreement without the prior written consent of the other party.

Each party to this Agreement further agrees to hold in confidence any and all non-public personally identifiable information about consumers or customers for the Policies (individually and collectively, "Consumer/Customer Information") obtained from each other during the term of this Agreement. "Non-public personally identifiable information" is financial or medical information of or concerning a private person which either has been obtained from sources which are not available to the general public or obtained from the person who is the subject and which information is included in data files exchanged by the parties hereto. For the purposes hereof the terms shall include data elements such as names and addresses of individuals. All such information shall be maintained in confidence and not further transferred nor used for any purposes other than as permitted hereunder. The parties further agree not to disclose Consumer/Customer Information to nonaffiliated third parties except as may be:

            1. necessary to carry out the joint marketing or in the ordinary course of business to carry out that joint marketing;

            2. necessary to effect, administer, service or enforce products and services obtained under this Agreement; or,

            3.  required or permitted by law.

Each party to this Agreement agrees to apply reasonable customary business practices to protect and secure Consumer/Customer Information from unauthorized release or distribution and to limit access and usage of such information to those employees, officers, agents and representatives necessary to provide the products and services under this Agreement. The parties agree that the obligations contained in this provision shall survive the termination of this Agreement.

General Agent and Broker-Dealer shall from time to time during regular business hours and upon reasonable notice permit Liberty Life to perform security audits of General Agent's and Broker-Dealer's facilities and equipment, and such other audits as may be necessary to ensure General Agent's and Broker-Dealer's compliance with the terms and conditions of this Agreement including but not limited to all requirements related to the protection of Consumer/Customer Information, which audits shall be performed at Liberty Life's sole expense. The parties agree that the obligations contained in this provision shall survive the termination of this Agreement.

15.   TERMINATION

   a. Any party may terminate this Agreement without cause upon thirty days written notice to the other party at its last known business address.

   b. This Agreement will terminate automatically if Broker-Dealer or General Agent cease to have the requisite regulatory licenses.

   c. This Agreement may be terminated by Liberty Life or Distributor for cause. Termination for cause will become effective upon the mailing of a notice of termination to Broker-Dealer's or General Agent's last known address, if the reasons for the termination include conversion, fraud, embezzlement or similar activity. Otherwise, a reasonable opportunity for cure will be provided, and the termination will be effective at the end of the cure period unless the grounds for termination have been corrected to Liberty Life's and Distributor's satisfaction.

   d. This Agreement may be terminated immediately for cause upon an event of default. Such termination shall be deemed to occur as of the date immediately preceding the event of default. An "event of default" shall occur when (i) the first of Broker-Dealer or General Agent files for bankruptcy, or financial or corporate reorganization under federal or state insolvency law, resulting in an impairment of such person's ability to perform the services contemplated herein; or (ii) applicable laws or regulations prohibit Broker-Dealer or General Agent from continued marketing of the Contracts.

   e. Failure of Liberty Life and/or Distributor to terminate this Agreement upon knowledge of a cause shall not constitute a waiver of the right to terminate at a later time for such cause. If this Agreement is terminated for cause with no opportunity to cure as described above, all rights to compensation which might otherwise be payable under this Agreement shall cease and Broker-Dealer's right, title and interest in and to such commissions and compensation shall be forever barred. If the parties litigate this provision of the Agreement, the unsuccessful litigant shall pay to the successful litigant all costs and expenses, including attorneys' fees and court costs, incurred by the successful litigant at trial and on appeal.

   f. No provision of this Agreement shall continue in force after any termination, other than Paragraphs 5, 10, 11, 14, 16, and 18.

16.   ASSIGNMENT

This Agreement, or any compensation due hereunder, may not be assigned by any party except by mutual consent of all other parties.

17.   AMENDMENTS

Except as stated in Paragraph 9.a., no amendment to this Agreement will be effective unless it is in writing and signed by all the parties hereto.

18.   BOOKS AND RECORDS

   a. General Agent shall maintain such books and records concerning the activities of the Agents as may be required by the appropriate insurance regulatory agencies that have jurisdiction and that may be reasonably required by Distributor to reflect adequately the Contracts business processed through General Agent. Broker-Dealer represents that it maintains and shall maintain appropriate books and records concerning the activities of the Agents as are required by the SEC, the NASD and other agencies having jurisdiction and that may be reasonably required by Distributor to reflect adequately the Contracts business processed through Broker-Dealer. General Agent and Broker-Dealer shall make such books and records available to Distributor and/or Liberty Life at any reasonable time upon written request by Distributor or Liberty Life.

   b. The parties shall promptly furnish each other any reports and information that another party may reasonably request for the purpose of meeting its reporting and recordkeeping requirements under the insurance laws of any state, under any applicable federal or state securities laws, rules or regulations, or under the rules of the NASD.

19.   NOTICE

   a. In the event of sale, transfer or assignment or a controlling interest in Broker-Dealer or General Agent, notice shall be provided in writing to Distributor no less than thirty days prior to the closing date.

   b. All notices to Liberty Life and Distributor under this Agreement shall be given in writing and addressed as follows:


      Liberty Life Distributors LLC       Liberty Life Assurance Company of Boston
      100 Liberty Way                     175 Berkeley Street
      Dover, New Hampshire 03820          Boston, Massachusetts 02117
      Attention: President                Attention: John Tymochko, Executive Vice President

                        Copy to:
                        Liberty Life Assurance Company of Boston
                        175 Berkeley Street
                        Boston, Massachusetts 02117
                        Attention:  William J. O'Connell, Vice President and Assistant General Counsel


   All notices to Broker-Dealer and General Agent shall be mailed to their respective address shown on the signature page or to such other person as they may designate in writing. All notices shall be either hand delivered or transmitted by certified United States mail, return receipt requested, and shall be effective upon delivery.

20.   SEVERABILITY

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

21.   CONSTRUCTION

This Agreement shall be subject to the provisions of the 1934 Act and, to the extent applicable, the 1940 Act and the rules, regulations and rulings thereunder and of the NASD, from time to time in effect, including such exemptions from the 1940 Act as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

22.   GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


BROKER-DEALER                             GENERAL AGENT


________________________________          _________________________________
Name                                      Name

________________________________          _________________________________
Street Address                            Street Address

________________________________          _________________________________
City/State/Zip                            City/State/Zip

By:_____________________________          By:______________________________
Signature                                 Signature


Name & Title: __________________          Name & Title:____________________
(Please print)                            (Please print)

              __________________                       ____________________



LIBERTY LIFE ASSURANCE COMPANY            LIBERTY LIFE DISTRIBUTORS LLC
OF BOSTON

By:_____________________________          By:______________________________
Signature                                 Signature


Name & Title: __________________          Name & Title:____________________
(Please print)                            (Please print)

              __________________                       ____________________

                                   EXHIBIT A

                       GENERAL LETTER OF RECOMMENDATION

The General Agent hereby certifies to Liberty Life that all the following requirements will be fulfilled in conjunction with the submission by General Agent of appointment papers for all applicants to become agents of Liberty Life ("Applicants"). The General Agent will, upon request, forward proof of compliance with same to Liberty Life in a timely manner.

   1. We have on file the appropriate state insurance department licensing form and a Form U-4 which was completed by each Applicant. We have fulfilled all the necessary investigative requirements for the registration of each Applicant as a registered representative through our NASD member firm, and each Applicant is presently registered as an NASD registered representative. The above information in our files indicates no fact or condition which would disqualify the Applicant from receiving a license, and all the findings of all investigative information is favorable.

   2. We have made a thorough and diligent inquiry and investigation relative to each Applicant's identity, residence, business reputation, and experience and declare that each Applicant is personally known to us, has been examined by us, is known to be of good moral character, has a good business reputation, is reliable, is financially responsible and is worthy of appointment as a variable contract agent of Liberty Life. This inquiry and background investigation has included a credit and criminal check on each Applicant. Based upon our investigation, we vouch for each Applicant and certify that each individual is trustworthy, competent and qualified to act as an agent for Liberty Life and hold himself out in good faith to the general public.

   3. We certify that all educational requirements have been met for the specific state in which each Applicant is requesting a license and that all such persons have fulfilled the appropriate examination, education and training requirements.

   4. We hereby warrant that the Applicant is not applying for a license with Liberty Life in order to place insurance chiefly or solely on his or her life or property or on the lives, property or liability of relatives or associates.

   5. We certify that each Applicant will receive close and adequate supervision, and that we will make inspection when needed of any or all risks written by these Applicants, to the end that the insurance interest of the public will be properly protected.

   6. We will not permit any Applicant to transact insurance as an agent until duly licensed and appointed by Liberty Life. No Applicants have been given a contract or furnished supplies, nor have any Applicants been permitted to write, solicit business or act as an agent in any capacity, and they will not be so permitted until the certificate of authority or license applied for is received.


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                                    EXHIBIT B

                STATEMENT IN SUPPORT OF IMSA PRINCIPLES AND CODE

                   INSURANCE MARKETPLACE STANDARDS ASSOCIATION


                  OUR COMMITMENT TO ETHICAL MARKETING PRACTICES


Liberty Life Assurance Company of Boston has earned charter membership in IMSA, a new organization dedicated to maintaining the highest standards of ethics in the sale and marketing of individual life insurance and annuity products. Only companies that adopt the IMSA Principles and pass a rigorous assessment of their market practices are granted membership.


                       LIBERTY LIFE SUBSCRIBES TO THE FOLLOWING SIX
                        IMSA PRINCIPLES OF ETHICAL MARKET CONDUCT:

1. To conduct business according to high standards of honesty and fairness and to render that service to its customers which, in the same circumstances, it would apply to or demand for itself.

2.    To provide competent and customer-focused sales and service.

3.    To engage in active and fair competition.

4. To provide advertising and sales materials that are clear as to purpose and honest and fair as to content.

5. To provide a fair and expeditious handling of customer complaints and disputes.

6. To maintain a system of supervision and review that is reasonably designed to achieve compliance with these principles of ethical market conduct.

                                        EXHIBIT C

                           CONTRACTS AND COMPENSATION SCHEDULE

This schedule is attached to and made a part of the most current executed Broker-Dealer and General Agent Selling Agreement (the "Agreement") between and among Liberty Life Assurance Company of Boston ("Liberty Life"), Liberty Life Distributors LLC ("Distributor"), ________________________________________
("Broker-Dealer") and ______________________________________ ("General Agent").

The compensation for the variable life insurance and annuity products (the Contracts) referred to in the Agreement is as follows:

1. NEW BUSINESS COMMISSION AND EXPENSE REIMBURSEMENT ALLOCATION:

   BROKER-DEALER shall receive commissions and expense reimbursement allowance, as provided below, based on the new annualized premium received on Contract applications written through Broker-Dealer after receipt by Liberty Life of the premium payment and issuance of the Contract.

   A.  FOR SINGLE PAYMENT VARIABLE UNIVERSAL LIFE INSURANCE CONTRACTS:

       BROKER-DEALER shall receive commissions of 7% of the Initial Payment for each Contract for which Broker-Dealer is the broker-of-record.

   B.  FOR FLEXIBLE PAYMENT VARIABLE UNIVERSAL LIFE INSURANCE CONTRACTS:

       BROKER-DEALER shall receive

       o Commissions at the rate of 50% of the first year's annualized minimum monthly premium as defined in the Contract after receipt by Liberty Life of the first premium payment and issuance of the Contract and 4% of premium payments exceeding the first year's annualized monthly minimum premium received in a policy year.

       o Override at the rate of 5% of the first year's annualized premium after receipt by Liberty Life of the first premium payment and issuance of a Contract.

       o Expense Reimbursement Allowance at the rate of 31% of each premium payment received by Liberty Life, as it is received, for the first policy year.

       o Renewal Commissions for year 2 and thereafter for the life of the Contract of 3% of each premium payment, as it is received.

However, no compensation shall be paid on Payment received from a Contract Owner when an existing life insurance or annuity contract issued by Liberty Life on the same life has lapsed, been terminated or surrendered, been continued on a nonforfeiture option, or been changed, modified or converted in any manner within six months of the date of the application for the new Contract or twelve months after the issue date of the new Contract, except to the extent that the first years annualized premium for the new Contract exceeds the first years annualized premium from the existing contract.

2.    RETURN OF COMPENSATION IN SPECIFIED CIRCUMSTANCES

The following rules regarding chargebacks shall apply in connection with the offer and sale of Contracts under this Agreement:

      a)    In the event that:

            i. a payment is returned because Liberty Life rejects the application for the Contract under which such Payment has been paid or because the Payment, or the related application, is not timely received by Liberty Life as required herein, or a refund is made because a purchaser exercises his or her free look right under a Contract; or

            ii. within the first thirteen months after the date on which a Contract was issued, the purchaser surrenders the Contract, or otherwise rescinds the Contract, or the Contract lapses; then, in any such event, Broker-Dealer shall not be entitled to any compensation with respect to such Contract, and any and all compensation previously received by Broker-Dealer based on all Payments paid into the Contract shall be repaid to Distributor, and Broker-Dealer shall pay any loss incurred as a result of a Payment being returned which was not timely received or for which an application was not timely received by Liberty Life.

      b) If and to the extent that any loans or partial withdrawals are made with respect to any Contract during the first year after issuance, the compensation due to Broker-Dealer shall be recomputed as though the amount of the loan or partial withdrawal had never been paid as a Payment.

      c) If and to the extent that a Contract is exchanged for another contract during the first policy year of the Contract, the compensation due to Broker-Dealer shall be recomputed as though the Contract had never been issued.

Distributor shall have the right to collect from Broker-Dealer or to withhold from future payments of compensation due to Broker-Dealer under this Agreement an amount equal to any reduction in compensation effected by this Exhibit C, to the extent permitted by applicable law; provided, however, that this option on the part of Distributor shall not prevent both Distributor and Broker-Dealer or either of them from pursuing any other means or remedies available to them to recover such compensation. Distributor agrees to notify Broker-Dealer and General Agent within thirty days after it receives notice from Liberty Life of any premium refund or a commission charge back. For purposes of this Exhibit C, the payment of a death benefit pursuant to the terms of a Contract shall not be deemed a surrender or rescission by a purchaser.